                                 Exhibit 11.2

                       Computation of Earnings Per Share
                                   Unaudited

                          Diluted Earnings Per Share





                                                        Three Months Ended         Six Months Ended
                                                             June 30,                  June 30,
                                                        1999         1998         1999         1998
                                                        ----         ----         ----         ----
Weighted average shares outstanding - basic          26,437,347   26,592,383   26,418,217   26,643,344

Plus incremental shares from assumed conversions        877,382           --      862,217           --
                                                    -----------  -----------  -----------  -----------

Number of shares for computation of diluted          27,314,729   26,592,383   27,280,434   26,643,344
  net income per share

Net income                                          $ 2,322,017  $ 3,019,143  $ 5,115,765  $ 4,425,059
                                                    -----------  -----------  -----------  -----------


Diluted net income per share                        $      0.09  $      0.11  $      0.19  $      0.17
                                                    ===========  ===========  ===========  ===========


                                 Page 19 of 20